Exhibit 99.2

October 23, 2009

Dear Shareholder,

I am delighted to announce the acquisition of Bank of Elmwood, Racine Wisconsin.  The purchase, which was effective today, is an FDIC-assisted transaction involving our assumption of Bank of Elmwood’s deposits and acquisition of its loan portfolio at a significant discount.

In these challenging economic times only the strongest banks can take advantage of opportunities as they arise.  As a shareholder of Tri City Bankshares Corporation your investment is indeed placed in a highly-capitalized, strong bank.

Our market presence in Racine and Kenosha will increase from two locations to seven as a result of the purchase.  We believe shareholder value will improve initially as former Bank of Elmwood deposit and loan customers are converted to new Tri City National Bank customers and will continue to improve over time as we extend our market share with the newly acquired offices.

A copy of the Friday night press release is enclosed with additional information about the transaction.

Your Board of Directors, management and staff continue to work to protect and enhance your investment.  We believe this transaction will contribute to both of those goals.

Sincerely,

TRI CITY BANKSHARES CORPORATION

Ronald K. Puetz

Chairman of the Board and

Chief Executive Officer

enclosure